FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Communications (310) 829-5400

SKECHERS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2009 FINANCIAL RESULTS
• Record Fourth Quarter 2009 Net Sales of $388.6 Million,
an Increase of 30.4 Percent Over 2008, and Net Earnings of $27.9 Million
• Fiscal Year 2009 Net Sales of $1.436 Billion,
and Net Earnings of $54.7 Million

MANHATTAN BEACH, CA. – February 17, 2010 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the fourth quarter and fiscal year ended December 31, 2009.

Net sales for the fourth quarter of 2009 increased 30.4 percent to $388.6 million as compared to $298.1 million in the fourth quarter of 2008. Income from operations in the fourth quarter of 2009 was $41.7 million, an increase of $76.8 million over the operating loss of $35.1 million in the fourth quarter of 2008. Net earnings for the fourth quarter of 2009 were $27.9 million versus a net loss of $20.4 million in the fourth quarter of 2008. Net earnings per diluted share in the fourth quarter of 2009 were $0.58 based on 48,344,000 weighted average shares outstanding as compared to a net loss per diluted share of $0.44 based on 46,123,000 weighted average shares outstanding in the fourth quarter of 2008. Gross profit for the fourth quarter of 2009 was $189.3 million compared to $95.0 million in the fourth quarter of 2008. Gross margin in the fourth quarter 2009 was 48.7 percent versus 31.9 percent for the fourth quarter of 2008.

“We ended 2009 with a record fourth quarter – a 30 percent sales increase over the fourth quarter 2008, a significant achievement in a difficult economic environment,” began David Weinberg, chief operating officer and chief financial officer. “Our strong margins are a result of our ability to manage our expenses, the strength of our SKECHERS retail business, more in-line goods selling through and less close-out product, which was primarily liquidated in the first half of the year.”

Fiscal year 2009 net sales were $1.436 billion as compared to net sales of $1.441 billion in 2008. Income from operations for 2009 was $72.6 million versus $57.9 million in 2008. Net earnings for 2009 were $54.7 million versus net earnings of $55.4 million in 2008. For fiscal year 2009, diluted earnings per share were $1.16 based on 47,105,000 weighted average shares outstanding versus diluted earnings per share of $1.19 based on 46,708,000 weighted average shares outstanding in the prior year. Gross profit for 2009 was $621.0 million compared to $595.9 million in 2008. Gross margin for 2009 was 43.2 percent versus 41.4 percent for 2008.

Mr. Weinberg continued: “We also believe that achieving a 25 percent increase in annual operating profit on essentially flat sales is a meaningful accomplishment. While the economy remains a factor, SKECHERS experienced strong momentum in the second half of the year, and saw strong sales and gross margin improvement in the United States and in select countries around the world, with double digit growth in many markets. ”

Robert Greenberg, SKECHERS chief executive officer, commented: “We are all aware of the global economic challenges in 2009, but for SKECHERS, the year was a particularly exciting one as we successfully took advantage of new opportunities to grow our business with fresh styles and product lines that brought our brand into new stores and increased our shelf space in many others. We believe our record third and fourth quarters in such difficult economic times is a true testament to the strength of our brand and our product. Consumers embraced our 2009 product offering, and retailers are energized about our Spring and Fall 2010 collections. We continue to develop more unique and compelling product, and support our brands with our integrated approach to marketing. We are keenly focused on growing our international business, and believe our newly added international subsidiaries in South America and distributors in Mexico and India have strong potential as we have only scratched the surface in these countries. We will also build on our meaningful retail base with more new stores in the United States and markets in Europe, and we are taking a proactive approach to our e-commerce business through redesign and an increased presence on social media sites. We believe we are in a strong position from a product, marketing, distribution and financial standpoint as we begin the new year, and we are confident that we will continue to grow in 2010. ”

“For SKECHERS, all indicators are pointing to growth in 2010,” stated Mr. Weinberg. “Our backlog is up 40 percent as of December 31, 2009 over the prior year; combined domestic and international store comps increased 17.4 percent for the fourth quarter; and we are just completing five weeks of pre-lines with key accounts, which reacted very positively to our new product. Our infrastructure is already in place in Europe to support our continued growth, and we will be breaking ground for our new 1.8 million square foot distribution center in Rancho Belago, California, in the first or second quarter of 2010 – creating a much more efficient distribution operation. With a cash and short-term investment position of $296 million, clean inventory, strong product that is checking well at retail and marketing to support it, we believe we are especially well-positioned to grow in 2010.”

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the global economic slowdown and the ongoing financial crisis and market instability; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2008 and the Company’s Form 10-Q for the quarter ended September 30, 2009. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the Company cannot predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

(tables to follow)

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$265,675	$114,941
Short-term investments	30,000	—
Trade accounts receivable, net	219,924	175,064
Other receivables	12,177	7,816

Total receivables	232,101	182,880
Inventories	224,050	261,209
Prepaid expenses and other current assets	28,233	31,022
Deferred tax assets	8,950	11,955

Total current assets	789,009	602,007
Property and equipment, at cost less accumulated	171,667	157,757
depreciation and amortization
Intangible assets, less applicable amortization	9,011	5,407
Deferred tax assets	13,660	18,158
Long-term investments	—	81,925
Other assets, at cost	12,205	11,062

TOTAL ASSETS	$995,552	$876,316

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$529	$572
Short-term borrowings	2,006	—
Accounts payable	196,163	164,643
Accrued expenses	31,843	23,021

Total current liabilities	230,541	188,236
Long-term borrowings, excluding current installments	15,641	16,188

Total liabilities	246,182	204,424
Equity:
Skechers U.S.A., Inc. equity	745,922	668,693
Noncontrolling interest	3,448	3,199

Total equity	749,370	671,892

TOTAL LIABILITIES AND EQUITY	$995,552	$876,316

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net sales	$388,620	$298,088	$1,436,440	$1,440,743
Cost of sales	199,368	203,062	815,430	844,821

Gross profit	189,252	95,026	621,010	595,922
Royalty income	633	800	1,655	2,461

	189,885	95,826	622,665	598,383

Operating expenses:
Selling	31,421	21,853	128,989	126,890
General and administrative	116,754	109,060	421,094	413,601

	148,175	130,913	550,083	540,491

Income (loss) from operations	41,710	(35,087)	72,582	57,892
Other income (expense):
Interest, net	(643)	436	(975)	2,731
Other, net	(2,700)	200	(497)	120

	(3,343)	636	(1,472)	2,851

Earnings (loss) before income taxes	38,367	(34,451)	71,110	60,743
Income tax expense (benefit from)	11,992	(12,917)	20,228	7,258

Net income (loss)	26,375	(21,534)	50,882	53,485
Less: Net income (loss) attributable to noncontrolling interest	(1,571)	(1,156)	(3,817)	(1,911)

Net earnings (loss) attributable to Skechers U.S.A., Inc.	$27,946	$(20,378)	$54,699	$55,396

Net earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	$0.60	$(0.44)	$1.18	$1.20

Diluted	$0.58	$(0.44)	$1.16	$1.19

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A, Inc.:
Basic	46,448	46,123	46,341	46,031

Diluted	48,344	46,123	47,105	46,708